Exhibit 99.1

News Release
Media Contact: Marty Coleman SGI 650.933.8119 mcoleman@sgi.com SGI PR Hotline: 650.933.7777 Investor Relations: 650-933-6102 SGI PR Fax: 650.932.0737

FOR IMMEDIATE RELEASE

SGI WITHDRAWS EXCHANGE OFFER

MOUNTAIN VIEW, California (August 4, 2003)– Silicon Graphics, Inc. (NYSE:SGI) announced today that it has terminated its exchange offer with respect to its 5.25% Senior Convertible Notes Due September 1, 2004. The offer was subject to the condition that at least 85% of the $230 million outstanding notes be tendered into the offer by August 1, 2003. At the expiration of the offer approximately 71% of the notes had been tendered. SGI had previously announced, in connection with the extension of the offer on July 14, that it did not intend to extend the offer further if the minimum was not reached.

All notes deposited pursuant to the exchange offer with the exchange agent,
US Bank, National Association will be promptly returned.

“We are encouraged that the holders of a significant majority of the notes agreed with our plan,” said Robert Bishop, the Company’s chief executive officer. “We will to continue to work with the holders to restructure this obligation.”

This release includes forward-looking statements relating to future events that involve risks and uncertainties, including statements relating to our ability to restructure our debt. The Company undertakes no obligation to publicly update or revise forward looking statements whether changes occur as a result of new information, future events or otherwise.